Exhibit 10.2

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

Non-Qualified Stock Option
Granted Under 2007 Incentive Plan

The Company's most recent Annual Report to Shareholders containing the Company’s audited financial statements for the last three years and its Annual Report on Form 10-K is available on the Company's website at http://www.criver.com. You are urged to review those documents before making a decision whether or not to exercise your stock options.

    Non-Qualified Stock Option granted by Charles River Laboratories International, Inc., a Delaware corporation (“Charles River”), to [Name] an employee of Charles River or its subsidiaries (the “Employee”), pursuant to the Company’s 2007 Incentive Plan (as amended from time to time, the “Plan”). All initially capitalized terms used herein shall have the meaning specified in the Plan, unless another meaning is specified herein.

1.	Grant of Option.

This certificate evidences the grant by Charles River on [Date of Grant] to the Employee of an option to purchase, in whole or in part, on the terms herein provided, a total of [insert #] shares of common stock of Charles River (the “Shares”) at $[xx.xx] per share, which is not less than the fair market value of the Shares on the date of grant of this option. The Final Exercise Date of this option (as that term is used in the Plan) is [Grant Exp Date]. The option evidenced by this certificate is not intended to be an “incentive stock option” as defined in section 422 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).

This option is exercisable in the following cumulative installments prior to the Final Exercise Date:

[Insert #] shares on and after [Vest Date 1], 20[●];
[Insert #] shares on and after [Vest Date 2], 20[●];
[Insert #] shares on and after [Vest Date 3], 20[●]; and
[Insert #] shares on and after [Vest Date 4], 20[●].

Except as otherwise provided herein, upon termination of the Employee’s employment with the Company, any portion of this option that is not then exercisable shall promptly expire and the remainder of this option shall remain exercisable only for such period, if any, as is specified in the Plan.

2.	Full Career Retirement

If the Employee’s employment with the Company is terminated by virtue of a Full Career Retirement, the option shall continue to be outstanding, and become exercisable as it would have absent an employment termination, subject to the Employee’s continued compliance with the restrictions set forth in Section 4.

For purposes of this option [certificate]:
“Full Career Retirement” means the Employee’s termination of employment from the Company and its subsidiaries and/or affiliates, other than for cause, on or after such time that the Employee has become Retirement Eligible.
“Retirement Eligible” means that the Employee (i) has attained age 55, (ii) has a minimum of 10 years of service with the Company and its subsidiaries and/or affiliates (such service only to have deemed to have commenced at such time as such subsidiary and/or affiliate became a subsidiary and/or affiliate of the Company), (iii) the numerical sum of the Employee’s age and years of service (as calculated pursuant to clause (ii) above) is equal to at least 70, (iv) the Employee has given notice, in form satisfactory to the Company, to the Chief Administrative Officer of the Company (or, if the Employee is the Chief Administrative Officer, the Chief Executive Officer) of his or her intent to retire specifying the exact intended date of retirement (provided that prior to such notice the Company had not already given notice to the Employee that he or she would be terminated), and remained employed by the Company until the earlier of (a) the one year anniversary of the date of such notice or (b) the date on which the Employee experienced a termination of employment due to death or disability or was terminated by the Company without cause and (v) at the time the Employee gave such notice to the Company he or she also provided the Company with a signed acknowledgement, in a form satisfactory to the Company, reaffirming the covenants set forth in Section 4.

3.	Exercise of Option.

(a) Each election to exercise this option shall be made by contacting UBS Financial Services at 800-820-9296 (in the U.S.) or 201-272-7566 (outside the U.S.) or via the internet at www.ubs.com/onesource/CRL. The purchase price may be paid by delivery of cash, certified check, bank draft, money order, unrestricted common stock of Charles River that the Employee has held for at least six months, or an unconditional and irrevocable undertaking by a broker acceptable to Charles River to deliver promptly to Charles River sufficient funds to pay the exercise price. In the event that this option is exercised by the Employee’s Legal Representative, Charles River shall be under no obligation to deliver Shares hereunder unless and until it is satisfied as to the authority of the person or persons exercising this option.

(b) Exercise Period Upon Termination of Employment. Except as set forth in Section 3(d) below, if the Employee ceases to be an employee of the Company, the Employee may at any time within a period of three (3) months after the date of such employment termination or cessation (but prior to the expiration of the option) exercise the option to the extent that the option was exercisable on the date of such employment termination or cessation.

(c) Exercise Period in the Event of Death. If the Employee dies while in the employ of the Company, the option, to the extent that the Employee was entitled to exercise it on the date of death, may be exercised within a period of one year after the Employee’s death (but prior to the expiration of the option) by the person or persons to whom the Employee’s rights under the option shall pass by will or by the laws of descent and distribution.

(d) Exercise Period in the Event of Full Career Retirement. If the Employee’s employment with the Company is terminated by virtue of a Full Career Retirement, the option, to the extent that the Employee was entitled to exercise it on the date of the Full Career Retirement, may be exercised on or before the earlier of (i) the one year anniversary of the date of the Employee’s Full Career Retirement and (ii) the date on which the option would have otherwise expired. Any portion of the option which becomes exercisable following the date of the Full Career Retirement may be exercised within a period of one year after the date on which the option becomes exercisable.

4.	Retirement Restrictions.

For the period beginning on the date of the Employee’s Full Career Retirement and ending on the date on which the option would have become fully vested absent a termination of employment (the “Restricted Period”), the Employee shall not, directly or indirectly, without the prior written consent of the Company, render services as an employee, consultant, director, partner or otherwise to any person, entity, division, subsidiary or subgroup whose primary business activity is in competition with the Company’s business, or (2) assist with the creation of  (a) any entity whose primary business activity is in competition with the Company’s business, or (b) any division, subsidiary or subgroup of an entity whose primary business activity is in competition with the Company’s business.  Nothing herein shall prohibit the Employee from pursuing employment with any corporation or entity engaged substantially in the discovery or development of pharmaceuticals or medical devices as long as such company also manufactures, markets and sells such products. THE EMPLOYEE ACKNOWLEDGES AND UNDERSTANDS THAT THIS SECTION MAY AFFECT THE EMPLOYEE’S RIGHT TO ACCEPT EMPLOYMENT WITH OTHER COMPANIES SUBSEQUENT TO EMPLOYMENT BY THE COMPANY AND THAT THE RESTRICTIONS CONTAINED HEREIN ARE SEPARATE AND APART AND IN ADDITION TO ANY SIMILAR RESTRICTIONS, NON-COMPETE OR OTHERWISE, THAT THE EMPLOYEE MAY BE SUBJECT TO PURSUANT ANY OTHER AGREEMENT WITH THE COMPANY OR ANY OF ITS AFFILIATES.

5.	Notice of Disposition.

The person exercising this option shall notify Charles River when making any disposition of the Shares acquired upon exercise of this option, whether by sale, gift or otherwise.

6.	Restrictions on Transfer of Shares.

If at the time this option is exercised Charles River is a party to any agreement restricting the transfer of any outstanding shares of its Common Stock, this option may be exercised only if the Shares so acquired are made subject to the transfer restrictions set forth in that agreement (or if more than one such agreement is then in effect, the agreement specified by the Board of Directors).

7.	Withholding; Agreement to Provide Security.

If at the time this option is exercised the Company determines that under applicable law and regulations the Company could be liable for the withholding of any federal or state tax upon exercise or with respect to a disposition of any Shares acquired upon exercise of this option, this option may not be exercised unless the person exercising this option remits to the Company any amounts required to be withheld upon exercise and gives such security as the Company deems adequate to meet the potential liability of the Company for the withholding of tax upon a disposition of the Shares (and agrees to augment such security from time to time in any amount reasonably determined by the Company to be necessary to preserve the adequacy of such security).

8.	Nontransferability of Option.

This option is not transferable by the Employee otherwise than by will or the laws of descent and distribution, and is exercisable during the Employee’s lifetime only by the Employee.

9.	No Employment Commitment; Rights as a Stockholder.

Nothing herein contained or contained in the Plan shall be deemed to be or constitute an agreement or commitment by the Company to continue to employ the Employee for the period within which this option may be exercised. The Employee acknowledges and agrees that his or her employment with the Company shall remain on an "at will" basis and that the Company may terminate the employment of the Employee with or without cause at any time. The Employee shall have no rights as a stockholder with respect to the shares subject to the option until the proper exercise of the option and the issuance of a stock certificate for the option Shares with respect to which the option shall have been exercised.

10.	Provisions of the Plan.

This option award is subject to the terms and provisions of the 2007 Incentive Plan, a copy of which has been made available to Employee and additional copies of which are available upon request by Employee. Information about the Plan is also included in the Prospectus for the 2007 Incentive Plan, a print copy of which we are delivering to you if this is your first award under the 2007 Incentive Plan and which is otherwise accessible on the Company’s Intranet site.

IN WITNESS WHEREOF, the Company has caused this option to be executed under its corporate seal by its duly authorized officer. This option shall take effect as a sealed instrument.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC. By: ____________________________________ David P. Johst Corporate Executive Vice President, Human Resources, General Counsel & CAO
Dated:

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